Exhibit 3.2

BYLAWS OF AMERISERV FINANCIAL, INC.

ARTICLE I

Meetings of Shareholders

Section 1.1.     Annual Meeting.  The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held at the Main Office of the Corporation, Main and Franklin Streets, City of Johnstown, Commonwealth of Pennsylvania, at 1:30 p.m., on the 4th Tuesday of April of each year, or at such other place on such date and at such time as the Board of Directors may in their discretion determine.  The Non-Executive Chairman of the Board of Directors shall preside at the annual meeting. Written notice stating the place, day, and hour of the meeting and, in case of special meeting, the general nature of the business to be transacted, shall be delivered not less than five (5) nor more than forty (40) days before the date of the meeting, or in case of a merger or consolidation not less than ten (10) nor more than forty (40) days before the date of the meeting, either personally or by mail, by or at the direction of the President, or the Secretary, or the office or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the books of the Corporation or as supplied by him to the Corporation for the purpose of notice, with postage thereon prepaid.

Section 1.2.     Special Meeting.  Special meetings of the shareholders may be called at any time by the Non-Executive Chairman of the Board, President, the Chief Executive Officer or by a majority of the Board of Directors.  The Secretary shall fix the date of such meeting, to be held not more than sixty (60) days after receipt of the request, and shall give due notice thereof.

Section 1.3.     Nominations for Directors.  Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors.  Nominations, other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the Non-Executive Chairman of the Board of Directors of the Corporation not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors.  Such notification shall contain the following information to the extent known to the notifying shareholder:  (a)  the name and address of each proposed nominee;  (b) the principal occupation of each proposed nominee;  (c) the total number of shares of capital stock of the Corporation that will be voted;  (d) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee;  (e)  the name and residence address of the notifying shareholder; and (f)  the number of shares of capital stock of the Corporation owned by the notifying shareholder.  Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairperson of the meeting, and upon his instructions, the vote tellers may disregard all votes case for each such nominee.

Section 1.4.     Judges of Election.  Every election of directors shall be managed by three judges, who shall be appointed from among the shareholders by the Board of Directors.  The judges of election shall hold and conduct the election at which they are appointed to serve; and, after the election, they shall file with the Secretary a certificate under their hands, certifying the result thereof and the names of the directors elected.  The judges of election, at the request of the Chairperson of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.  No person who is a candidate for office, or an officer or any employee of this Corporation or a subsidiary thereof, shall act as a judge.

Section 1.5.     Proxies.  Shareholders may vote at any meeting of the shareholders in person, or by proxy.  Every proxy shall be executed in writing, or authenticated by the shareholder or by their duly authorized attorney-in-fact and filed with or transmitted to the secretary of the Corporation or its designated agent.  A shareholder or their duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the shareholder by proxy.  A telegram, telex, cablegram, datagram, e-mail, Internet communication or similar other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney in fact may be treated as properly executed or authenticated. If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction.  Proxies, unless otherwise provided, shall be valid for only one meeting to be specified therein, and any adjournments of such meeting.  No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.  Proxies shall be dated and shall be filed with the records of the meeting.

Section 1.6.     Quorum.  A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.  A majority of the votes cast shall decided every question or matter submitted to the shareholders at any meeting, at which a quorum is present, unless otherwise provided by law or by the Articles of Incorporation...

Section 1.7.     Voting.  Only persons in whose names shares appear on the share transfer books of the Corporation on the date on which notice of the meeting is mailed shall be entitled to vote at such meeting, unless some other day is fixed by the Board of Directors for the determination of shareholders of record, but such date shall not be less than fifty (50) nor more than ninety (90) days before the date of the meeting.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote, except that in all elections for directors every shareholder shall have the right to vote, in person, by proxy, by e-mail, or Internet communication or other similar means of electronic transmission, for the number of shares owned by him, for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit. If the Corporation conducts voting by e-mail or other similar electronic transmission, the Corporation shall furnish to those shareholders voting by e-mail or other similar electronic transmission, a confidential and unique identification number or other type of mark to be used by the shareholder to vote at a particular meeting or transaction.

Section 1.8.     Subchapters G and H of the Business Corporation Law.  The provisions of Subchapter G of Chapter 25 (Section 2561 et seq...) and the provisions of Subchapter H of Chapter 25 (Section 2571 et seq.) of the Pennsylvania Business Corporation Law of 1988, as amended (effected by the Act of April 27, 1990 (No. 36)) shall not be applicable to the Corporation.

ARTICLE II

Directors

Section 2.1.     Board of Directors.  The Board of Directors shall have the power to manage and administer the business and affairs of the Corporation.  Except as expressly limited by law or required or directed by these Bylaws or by the Articles of Incorporation to be exercised or done by the shareholders, all corporate powers of the Corporation shall be vested in and may be exercised by the Board of Directors.

Section 2.2.     Non-Executive Chairman.  The Board of Directors may elect from its members a Non-Executive Chairman of the Board of Directors.  The Non-Executive Chairman of the Board shall be elected by the Board and for the Board.  The Non-Executive Chairman of the Board’s specific function shall be to monitor progress toward the achievement of strategic objectives and evaluate management performance, to take primary responsibility for corporate governance compliance and to act as the primary link from the Board to the Chief Executive Officer and management as mutually agreed upon by the Non-Executive Chairman of the Board and the Chief Executive Officer but ultimately approved by the Board of Directors.  In addition, the Non-Executive Chairman of the Board shall preside at all Board meetings and perform such other duties as the Board of Directors may assign from time to time.

Section 2.3     Number; Term; Vacancies.  The classification, election and appointment, term of office and removal from office of directors shall be in accordance with and governed by the provisions of Article Seventh of the Articles of Incorporation of this Corporation which provisions are incorporated herein with the same effect as if fully set forth in the Bylaws of the Corporation and applicable law.  The maximum number of directors on the Board of Directors shall not exceed 15 and shall by attrition be reduced to a maximum of 9 directors in the interests of reducing expenses and maximizing efficiency.  The Board of Directors may appoint each year such number of advisory directors or directors emeritus as the Board of Directors may from time to time determine.

Section 2.4     Organization Meeting.  The Secretary, upon receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the Main Office of the Corporation for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year.  Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof.  If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.5     Regular Meetings.  The regular meetings of the Board of Directors shall be held at least quarterly at a time and place determined by the Board of Directors.  No notice of regular meetings need be given.

Section 2.6     Special Meetings.  Special meetings of the Board of Directors may be called by the Non-Executive Chairman of the Board, the President, the Chief Executive Officer or at the request of three (3) or more directors to be held at the principal place of business of the Corporation or such other place as designated by the person or persons calling the meeting.  Each member of the Board of Directors shall be given notice stating the time and place, by telephone, telegram, facsimile transmission, letter, or in person, of each such special meeting.

Section 2.7.     Executive Sessions.  Meetings in Executive Session of the directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation and meet all applicable independence requirements shall be held at least quarterly at a time and place determined by the independent directors.  Meetings in Executive Session of the directors who are not officers of the Corporation or a subsidiary including any directors who do not meet all applicable independence requirements may be held at a time and place determined by the directors who are not officers of the Corporation or a subsidiary.  No notice of Executive Sessions need be given.

Section 2.8     Quorum.  A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

Section 2.9     Remuneration.  No stated fee shall be paid to directors, as such, for their service, but by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.  Members of standing or special committees may be allowed like compensation for attending committee meetings.  A fixed retainer annual retainer in stock of AmeriServ Financial, Inc. may be allowed for service on the Board of Directors.

Section 2.10     Action by Directors Without a Meeting.  Any action which may be taken at a meeting of the directors, or of a committee thereof, may be taken without a meeting if consent or consents shall be signed by all of the directors, or all of the members of the committee, as the case may be.  Such consent shall have the same effect as a unanimous vote.

Section 2.11     Action of Directors by Communications Equipment.  Any action which may be taken at a meeting of directors, or of a committee thereof, may be taken by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.

Section 2.12     Age Limitations.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors if such person shall have attained the age of seventy-five (75) years, at the time of any such action.

Section 2.13     Interlocks.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors if such person is or within the preceding five years has been a director of any other depository institution unless such person is approved by a majority of the Board of Directors.

Section 2.14     Standards of Conduct.  With the exception of the Non-Executive Chairman of the Board and the Chief Executive Officer:

(i)          Directors of the Corporation shall not, either in their capacities as directors, shareholders or otherwise, directly or indirectly, encourage, solicit, initiate, or respond to any material indications of interest, proposals or offers for any acquisition of, or change of control involving, the Corporation, whether by merger, sale of assets, or otherwise, or assist, aid or abet any person or persons with respect to such conduct.  In the event that any director is approached as described herein, any such contact shall be immediately referred in writing to the Non-Executive Chairman of the Board of Directors or the Chief Executive Officer.  In the event that the Non-Executive Chairman of the Board and/or the Chief Executive Officer engage in any of the activity described in this subsection they shall immediately report the activity to the Board of Directors.

(ii)           Directors of the Corporation shall not, either in their capacities as directors, shareholders or otherwise, provide any third person with non-public information concerning the Corporation.

(iii)          Directors of the Corporation shall not (in any capacity) publicly comment on the Corporation’s strategic alternatives (including sale or possible sale of the Corporation) or on differences of view among members of the Board relating to the Corporation’s strategic alternatives or on specific merger proposals or opportunities; absent in any case either a direction from the entire Board of Directors by the affirmative vote of 75% of the total number of directors then in office (rounding up to the nearest whole number) or a written opinion of counsel to the Corporation that such director’s fiduciary duty requires any such conduct.

The failure by a director to observe and comply with the foregoing covenants and agreements shall subject the director to removal by a vote of a majority of the Board of Directors then in office or otherwise in accordance with law, unless such director has received a written opinion of the Corporation’s counsel that such director’s fiduciary duty requires such conduct.

Section 2.15     Background Checks.  No person shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors unless such person has undergone a background check in accordance with the background check policy of the Board of Directors and the background check has not revealed any information that in the opinion of the Board of Directors and corporate counsel should preclude said person from serving as a director, in the best interests of the Corporation.

Section 2.16     Share Ownership.  Each director shall own in his or her own right unencumbered shares of common stock in the Corporation having a par value of not less than $1,000.

Section 2.17     Minutes.  The Board of Directors and each committee hereinafter provided for shall keep minutes of its meetings.  Minutes of the committees shall be submitted at the next regular meeting of the Board of Directors, and any action taken with respect thereto shall be entered as the minutes of the Board of Directors.

ARTICLE III

Committees of the Board

Section 3.1.     Special Committees.  The Board of Directors may appoint from time to time, from its own members, special committees of five (5) or more persons, for such purposes and with such powers as the Board may authorize.

Section 3.2.     Executive Committee.  The Committee shall consist of not less than five (5) members of the Board of Directors (who are not officers of the Corporation or a subsidiary or affiliate of the Corporation).  The Board of Directors may, in its discretion, elect the Non-Executive Chairman of the Board to the Executive Committee.  The Executive Committee may exercise all of the powers of the Board of Directors except where action of the Board of Directors is by law specifically required.  A majority of the Committee shall constitute a quorum.   The Committee shall act by concurring vote of not less than three members thereof.  The Secretary shall keep a record of its proceedings and report the same at each regular meeting of the Board of Directors.  It shall meet upon the call of the Non-Executive Chairman of the Board, the Chief Executive Officer and the President, upon the call of the Non-Executive Chairman of the Committee, or upon call of any two members thereof.  The Board of Directors shall accept or decline the report of the Executive Committee, such action to be recorded in the minutes of the meeting.

Section 3.3.     Audit Committee.  The Audit Committee shall consist of not less then five (5) members of the Board of Directors (who are not officers of the Corporation or a subsidiary or affiliate of the Corporation).

Members shall be elected annually to serve a term of one year. The Committee shall appoint a secretary who shall keep minutes of all meetings. A majority of the Committee shall constitute a quorum.  The Committee shall meet at least quarterly.

In discharging its duty, the Audit Committee may rely on the evaluations and conclusions of the regulatory examiners as well as internal and/or external auditors utilized by the Committee in the performance or review of audit functions.

The Corporation’s auditors shall report directly to the Audit Committee.  The Committee shall meet with the internal auditors and review internal audit reports, independent auditor findings, and all official reports from regulatory authorities along with management’s responses to these reports.

The Corporation’s chief auditor and chief loan review officer shall report directly to the Audit Committee and also provide their findings to the subsidiaries of the Corporation.  The chief compliance officer of the Corporation and the chief compliance officer of each subsidiary and affiliate of the Corporation shall report administratively to the Chief Executive Officer of the subsidiary or affiliate, and shall report functionally to the Audit Committee.

The Committee shall, report annually in writing to the Board of Directors of AmeriServ Financial, Inc. the performance of its supervisory and audit functions.  The report must set forth the Committee’s evaluations, conclusions, and recommendations with respect to the condition of the Corporation and the effectiveness of its policies, practices and controls.

The Committee shall recommend to the Board of Directors for its action the appointment or discharge of the Corporation’s independent auditors.  The Committee shall consider the auditor’s independence, audit and non-audit fees and the quality of their work.  If the auditors are to be replaced, the Committee shall document the reason for replacement along with a recommendation for the appointment of new auditors.

The Committee shall meet with the independent auditors periodically and review, among other things, the Scope and Audit Plan, report or opinion on the Corporation’s financial statements, the effectiveness of the subsidiaries’ and affiliates’ internal controls, along with any recommendations for improvement and any major problems encountered.

The Chairman of the Committee shall assure that the Committee performs an evaluation of the chief auditor and the chief loan review officer at least annually, and that evaluation shall be reported to the Board of Directors.

The Committee shall insure that the internal audit department, loan review department and compliance department are adequately staffed and independent from the management of the subsidiaries and affiliates.  In fulfilling this role, the Committee shall review the content and completeness of the audit, loan review and compliance programs and procedures, appraise the audit staff and loan review and compliance staff and approve salaries and insure that the audit staff and loan review and compliance staff are maintaining their technical proficiency through continuing education programs.

It is also the responsibility of the Audit Committee to ascertain on the basis of observation and audit, whether the Trust Company is being administered in accordance with law, regulations and sound fiduciary principles.  It shall evaluate the policies, practices and controls employed by the Trust Company to effect compliance and enforce correction of any violations, deficiencies or weaknesses.  In discharging its duty, the Audit Committee may rely on the evaluations and conclusions of internal and/or external auditors utilized by the Committee in the performance or review of audit functions.

The Audit Committee must ensure that the responsible parties have before them the last report of examination of the Trust Company by the Pennsylvania Department of Banking and the Federal Reserve System and any letters to or from the such agencies in order to verify correction of exceptions, weaknesses or deficiencies.  The Committee also should confirm the correction of all exceptions, weaknesses or deficiencies which may be brought to the Corporation’s attention by internal and external auditors.

The Audit Committee is required to report formally in writing to the Board of Directors of AmeriServ Financial, Inc. the performance of its Trust supervisory and audit functions.  The report must set forth the Committee’s evaluations, conclusions and recommendations with respect to the condition of the Trust Company, and the effectiveness of its policies, practices and controls.  It also must include a specific statement of the Committee’s conclusion as to whether the Trust Company is being administered in accordance with all applicable laws and sound fiduciary principles.

The Committee shall have such other duties as may be lawfully delegated to it from time to time by the Board of Directors.

Section 3.4.     Nominating Committee.  There shall be a Nominating Committee of at least five (5) members of the Board of Directors.  It shall be the duty of this Committee to nominate directors for consideration at the annual meeting of the shareholders. Further, the Non-Executive Chairman of the Board, after consultation with the Chief Executive Officer and President, shall recommend appointments to all committees as well as committee Chairs.  The Nominating Committee shall review and amend as needed and shall then present a slate to the

Board of Directors.  The Board shall be the final authority for approval of all committee appointments to include the Chairs.  In the event of a need to fill a temporary vacancy on the Board of Directors of AmeriServ Financial, Inc., the Nominating Committee shall nominate a director for consideration by the Board of Directors of AmeriServ Financial, Inc., to serve until the next reorganization meeting.  In the event of a need to fill a temporary vacancy on a Committee or a Committee Chairmanship, the Non-Executive Chairman of the Board, after consultation with the Chief Executive Officer and President, shall recommend an appointment to fill the vacancy until the next reorganization meeting.  The Nominating Committee shall review and amend as needed and shall then present a recommendation to the Board of Directors, which shall be the final authority for approval of all appointments to fill a temporary vacancy on a Committee or Committee Chairmanship.

Section 3.5.     Management Compensation Committee.  There shall be a Management Compensation Committee of at least five (5) members of the Board of Directors who are not officers of the Corporation or a subsidiary or affiliate of the Corporation.  It shall be the duty of the Committee to review and make recommendations to the Board of Directors concerning officers’ compensation.  It shall be the further duty of the Committee to administer any existing or future stock option plan in accordance with the provisions thereof.

Section 3.6.     Vice Chairmen.  All Committees shall have a Vice Chairman, who shall preside at Committee meetings in the absence of the Chairman.

ARTICLE IV

Officers and Employees

Section 4.1.     Designations.  The officers of the Corporation shall be the President, Chief Executive Officer, Secretary and Treasurer who shall be elected for one year by the Board of Directors at their first meeting after the annual meeting of shareholders and who shall hold office until their successors are elected and qualify.  Any two or more offices may be held by the same person, except the offices of President and Treasurer.

Section 4.2.     President.  The President shall have and may exercise any and all powers and duties pertaining by law, regulation, or practice to the office of President or imposed by these Bylaws.  He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.  In the absence of the Non-Executive Chairman of the Board and the Chief Executive Officer, he shall preside at all meetings of the Board of Directors.

Section 4.3.     The Chief Executive Officer.  The Chief Executive Officer shall have general supervision of all departments and business of the Corporation, he shall prescribe the duties of other officers and see to the performance thereof.  He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.  In the absence of the Non-Executive Chairman of the Board, he shall preside at all meetings of the Board of Directors.  The Chief Executive Officer shall report directly to the Board of Directors of AmeriServ Financial, Inc.

Section 4.4.     Secretary.  The Board of directors shall appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of meetings.  He shall attend to the giving of all notices required by these Bylaws to be given.  He shall be custodian of the corporate seal, records, documents and papers of the Corporation.  He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice to the office of Secretary or imposed by these Bylaws.  He shall perform such other duties as may be assigned to him from time to time by the Board of Directors.

Section 4.5.     Treasurer.  The Board of Directors shall appoint a Treasurer, who shall be the Treasurer of the Corporation.  He shall have and may exercise any and all powers and duties pertaining by law, regulation or practice to the office of Treasurer or imposed by these Bylaws.  He shall perform such other duties as may be assigned to him from time to time by the Board of Directors.

Section 4.6.     Other Officers.  The Board of Directors may appoint one or more Executive Vice Presidents, one or more senior Vice Presidents, one or more Vice Presidents, one or more Assistance Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Chief Auditor, and such other officers, officers emeritus and Attorneys-in-fact found necessary for the orderly transaction of business.  Such officers shall respectively exercise such powers and perform such duties as pertain to the respective officers or as may be conferred upon or assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 4.7.     Clerks and Agents.  The Board of Directors may appoint, from time to time, such agents or employees as it may deem advisable from the prompt and orderly transaction of the business of the Corporation, define their duties, fix salaries to be paid them and dismiss them.  Subject to the authority of the Board of Directors, the Chief Executive Officer, the President or any other officer of the Corporation authorized by him, may appoint and dismiss all or any agents or employees, prescribe their duties and the conditions of their employment, and from time to time, fix their compensation.

Section 4.8.     Tenure of Office.  All officers shall hold office for the current year for which the Board of Directors was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the office of the President or Chief Executive Officer shall be filled by the Board of Directors.  In the event that the President or Chief Executive Officer is unable to act the Board of Directors shall meet forthwith upon the call of the Non-Executive Chairman of the Board or the Chairman of the Executive Committee to appoint a successor or replacement.

ARTICLE V

Authority of Officers

Section 5.1.     Corporate Seal.  The President, the Chief Executive Officer, any Vice President (excluding the Chief Auditor), the Secretary, and the Treasurer, shall each have authority to affix and attest the corporate seal of the Corporation.

Section 5.2.     Other Powers.  The President, the Chief Executive Officer or any Vice President (excluding the Chief Auditor), acting in conjunction with the Secretary or Treasurer or Assistant Secretary or Assistant Treasurer are authorized to perform such corporate and official acts as are necessary to carry on the business of the Corporation, subject to the directions of the Board of Directors and the Executive Committee.

The above-named officers are fully empowered, subject to policies and established committee approvals:

a.     To sell, assign and transfer any and all shares of stock, bond or other personal property standing in the name of the Corporation or held by the Corporation either in its own name or as agent;

b.     To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the Corporation in its own right or as agent;

c.     To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or interest therein held or acquired by the Corporation in its own right or as agent, except the real estate and buildings occupied by the Corporation in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

d.     To receive and receipt for any sums of money or property due or owing to the Corporation in its own right or as agent and to execute any instrument of satisfaction therefore for any lien of record;

e.     To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittance and obligations necessary in the exercise of the corporate powers of the Corporation.

Section 5.3.     Checks and Drafts.  Such of the officers and other employees as may from time to time be designated by the Board of Directors or Executive Committee, shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, order, drafts, and vouchers made payable or endorsed to the Corporation subject to the policies of the Board of Directors and the Executive Committee.

Section 5.4.     Loans.  Each of the President, the Chief Executive Officer, any Vice President (excluding the Chief Auditor), the Secretary or the Treasurer, acting in conjunction with any other of these designated officers may effect loans on behalf of the Corporation from any banking institution, executing notes or obligations and pledging assets of the Corporation therefore subject to the policies of the Board of Directors and the Executive Committee.

ARTICLE VI

Section 6.1.     Limitation of Liability.  To the fullest extent permitted by the Law of the Commonwealth of Pennsylvania, a director of the Corporation shall not be personally liable to the Corporation or others for monetary damages for any action taken or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness.  The provisions of this Section 6.1 shall not apply with respect to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 6.2.     Indemnification.  (a)  The Corporation shall defend and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding; provided, however, that no indemnification shall be made in any case whether the act or failure to act giving rise to the claim for indemnification is determine by a court to have constituted willful misconduct or recklessness.

(b)  Advance of Expenses.  Expenses (including attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such claim, action, suit, or proceeding, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI.

(c)  Indemnification not Exclusive.  The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(d)  Insurance, Contracts, Security.  The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature which may, but need not be, under the control of a trustee for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article VI or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 6.3.     Effect of Amendment.  Any repeal or modification of this Article VI shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or any right of any person to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.

Section 6.4.     Severability.  If, for any reason, any provision of this Article VI shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  If any provision of this Article VI shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article VI, shall, to the full extent consistent with law, continue in full force and effect.

ARTICLE VII

Stock and Stock Certificates

Section 7.1.     Transfers.  Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded.  Every person becoming a shareholder by such transfer shall, in proportion to these shares, succeed to all rights of the prior holder of such shares.

Section 7.2.     Share Certificates.  Every share certificate shall be signed by the President, or by the Secretary, or by any one of their facsimile signatures, or in their absence by Board-designated Officers and shall be signed by a transfer agent.  Every shareholder of record shall be entitled to a share certificate representing the shares owned by him or her and, when stock is transferred, the certificates representing such stock shall be returned to the Corporation and new certificates issued.  The corporate seal shall appear on each share certificate and may be a facsimile, engraved or printed.  Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Corporation, properly endorsed.

Section 7.3.     Shares of Another Corporation.  Shares owned by the Corporation in another Corporation, domestic or foreign, shall be voted by the Chief Executive Officer,

President or such other officer, agent or proxy as the Board of Directors may determine.

ARTICLE VIII

Miscellaneous Provisions

Section 8.1.     Fiscal Year.  The Fiscal Year of the Corporation shall be the calendar year.  The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the Board of Directors through the Audit Committee.

Section 8.2.     Records.  The Articles of Incorporation, the Bylaws and the proceedings of all meetings of shareholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose.  The minutes of each meeting shall be signed by the Secretary or other officer appointed to act as secretary of the meeting.

Section 8.3.     Gender and Number.  Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

ARTICLE IX

Bylaws

Section 9.1.     Inspection.  A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the Main Office of the Corporation, and shall be open for inspection to all shareholders during normal business hours.

Section 9.2.     Amendments.  These Bylaws may be altered, amended, added to or repealed by a vote of the majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, except they shall not make or alter any Bylaw fixing their qualifications, classification or term of office.  The Bylaw provisions related to indemnification and limitation on director’s liabilities may be changed by the Board of Directors only upon the vote of 66 2/3% of the Board of Directors. Such action by the Board of Directors is subject, however, to the general right of the shareholders to change such action.